Filed Pursuant to Rule 433 Registration No. 333-271899

**Full Pricing Details**Bridgecrest $721.651MM Subprime Auto ABS BLAST 2025-2

Joint Bookrunners : Deutsche Bank (str); Citi; Wells Fargo

Co-Manager : Fifth Third

CL	Size(mm)	WAL^	S&P/DBRS**	BENCH	SPREAD	YLD(%)	CPN(%)	PX
=====================================================================================
A-1	$ 83.300	0.11	A-1+/R-1(H)	I-CRV	+ 35	4.670	4.670	100.00000
A-2	$151.470	0.53	AAA/AAA	I-CRV	+ 65	4.898	4.84	99.99561
A-3	$100.980	1.20	AAA/AAA	I-CRV	+ 75	4.833	4.78	99.99430
B	$ 79.900	1.71	AA/AA	I-CRV	+ 85	4.868	4.81	99.98481
C	$100.725	2.27	A/A	I-CRV	+ 125	5.234	5.17	99.98344
D	$148.750	3.17	BBB/BBB	I-CRV	+ 170	5.687	5.62	99.99799
E	$ 56.526	3.73	BB/BB	<Not Offered>
=====================================================================================

^ WAL to 1.75% ABS to 10% Clean-Up Call

**Expected Ratings

-Deal Summary-

Offered Size : $665,125,000

Exp. Pricing : * PRICED *

Exp. Settle : 5/23/2025

Pxg Speed : 1.75% ABS to 10% Call

Offering Format: Public/SEC Registered

First Pay Date : 6/16/2025

ERISA Eligible : Yes

Exp. Ratings : S&P/DBRS

Min Denoms : $1k x $1k

BBG Ticker : BLAST 2025-2 (SSAP: DB_BC_252)

B&D : Deutsche Bank

-Available Information-

Attached Materials: Preliminary Prospectus, FWP and CDI

Intex Deal Name : dbblast202502_super Password: YB2J

Roadshow Link : https://dealroadshow.com Password: BLAST252 (case sensitive)

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611. This communication does not contain all information that is required to be included in the prospectus. The information in this communication is preliminary, and is subject to completion or change. Any investment decision with respect to the securities should be made by you based upon the information contained in the prospectus relating to the securities. There can be no assurance that actual pricing will be completed at the indicated value(s). This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The foregoing also applies to any information provided in any subsequent discussion with you about the contents of this communication, regardless of the means of such subsequent discussion.